Exhibit 5.1

KUMMER KAEMPFER BONNER & RENSHAW
ATTORNEYS AT LAW

3800 Howard Hughes Parkway	Tel: 702.792.7000
Seventh Floor	Fax: 702.796.7181
Las Vegas, Nevada 89109-0907	www.kkbr.com
nvlaw@kkbr.com

November 9, 2003

VendingData Corporation
6830 South Spencer Street
Las Vegas, Nevada  89119

Re:                             VendingData Corporation
Registration Statement on Form SB-2 (the “Registration Statement”)
SEC File No. 333-109115

Ladies and Gentlemen:

As outside counsel to VendingData Corporation, a Nevada corporation (the “Company”), we are rendering this opinion in connection with the registration by the Company of up to 5,000,000 shares (the “Shares”) of the Company’s common stock, $0.001 par value, and the proposed issuance and sale of the Shares under the Registration Statement.

We have examined all instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed.  In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies.

Based on such examination and subject to the completion of all conditions to closing provided under the relevant placement agent agreement, and subject to such other limitations hereinabove provided, we are of the opinion that the Company has the full corporate power and corporate authority under the laws of the State of Nevada, and under its Amended and Restated Articles of Incorporation and its Amended and Restated Bylaws to issue the Shares and that such Shares are validly authorized shares of common stock of the Company, and when issued and sold in the manner referred to in the Registration Statement and in accordance with the resolutions adopted by the Company’s Board of Directors, will be legally issued, fully paid and nonassessable.

We hereby consent to the filing of the foregoing opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement and in the related Prospectus under the heading “Legal Matters.”

Sincerely,

Kummer Kaempfer Bonner & Renshaw